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                     June 6, 2024

       George Schrade
       Principal Financial Officer
       Graham Alternative Investment Fund II LLC
       c/o Graham Capital Management, L.P.
       40 Highland Avenue
       Rowayton, CT 06853

                                                        Re: Graham Alternative
Investment Fund II LLC
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2023
                                                            File No. 000-53967

       Dear George Schrade:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Crypto Assets